Exhibit 5.1
Paris, June 24, 2010
TOTAL S.A.
2, place Jean Millier
La Défense 6
92400 Courbevoie
France
Total Capital S.A.
2, place Jean Millier
La Défense 6
92400 Courbevoie
France
Dear Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $1,250,000,000 aggregate principal amount of 3.000% Guaranteed Notes Due 2015 (the “Five-Year Notes”) and $1,250,000,000 aggregate principal amount of 4.450% Guaranteed Notes Due 2020 (the “Ten-Year Notes” and, together with the Five-Year Notes, the “Notes”) of Total Capital, a société anonyme organized under the laws of the Republic of France (the “Company”), guaranteed as to payment of principal, premium, if any, and interest by TOTAL S.A., a société anonyme organized under the laws of the Republic of France (the “Guarantor”), pursuant to the guarantees endorsed thereon (the “Guarantees”), I, as General Counsel of the Guarantor, have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, I advise you that, in my opinion:
(1)	each of the Company and the Guarantor is a société anonyme duly incorporated and validly existing under the laws of the Republic of France;

(2)	when (i) the Indenture relating to the Notes has been duly authorized, executed and delivered, (ii) the Notes have been duly executed and authenticated in accordance with such Indenture, (iii) the text of the Guarantees has been endorsed on the Notes and duly executed by the Guarantor as contemplated in such Indenture, and (iv) the Notes have been issued and sold as contemplated in the Registration Statement:
(a)	the Notes will constitute valid and legally binding obligations of the Company, and

(b)	the Guarantees will constitute valid and legally binding obligations of the Guarantor.
The foregoing opinion is limited to the laws of the Republic of France in force on this date, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I understand you are relying as to all matters governed by the laws of the State of New York upon the opinion dated the date hereof, of Jonathan E. Marsh, Group U.S. Counsel to the Guarantor, which opinion is being delivered to you by such counsel.
This opinion is furnished to you solely for your benefit and may not be used or relied upon by or published or communicated to any person or entity for any purpose whatsoever without my prior written consent.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Notes and the Guarantees and to the references to me under the caption “Validity of Securities” in the Prospectus included therein. In giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Peter Herbel Peter Herbel
General Counsel